Exhibit 4.3

TIM-TNC Telefonia Celular Project
(Brazil)

Guarantee and Indemnity Agreement

between

European Investment Bank

and

Tele Nordeste Celular Participacoes

Luxembourg, 22nd September 2000

European
Investment
Bank

EUROPEAN INVESTMENT BANK

N° Fi: 20.731/BR

TIM-TNC TELEFONIA CELULAR PROJECT

GUARANTEE AND INDEMNITY AGREEMENT

between

EUROPEAN INVESTMENT BANK

and

TELE NORDESTE CELULAR PARTICIPACOES

Luxembourg, 22nd September 2000

1.

MADE BETWEEN:

European Investment Bank established at 100, boulevard Konrad
Adenauer, Luxembourg, Grand Duchy of
Luxembourg, represented by Mr K. J. ANDREOPOULOS,
Deputy General Counsel, and Mr Claudio CORTESE,
Director,

hereinafter referred to as:	the “Bank”

of the first part, and

Tele Nordeste Celular Participações S.A., a company
registered under Brazilian law, whose registered office
is at Av. Conde da Boa Vista 800, Recife, State of
Pernambuco, Brazil represented by Mr Renato
IUCOPILLA and Ms Maria Lúcia MOTTA DE AQUINO,

hereinafter referred to as:	the “Guarantor”

of the second part.

WHEREAS

—	By an agreement (the “Finance Contract”) dated 22 nd September 2000 and made between the Bank and Telpe Celular S.A., a joint stock company incorporated in the Federative Republic of Brazil, having its principal office at Av Conde da Boa Vista 800 Recife, State of Pernambuco, Brazil (the “Borrower”), the Bank has agreed to establish in favour of the Borrower a credit in an amount of USD 50 000 000 (fifty million US Dollars)

—	As at the date of this Guarantee and Indemnity Agreement (the “Guarantee”), the Guarantor owns 95.1% (ninety five point one percent) of the voting shares in the Borrower, and 77.2% (seventy seven point two percent) of its total share capital.

—	The obligations of the Bank under the Finance Contract are conditional upon the prior execution and delivery by the Guarantor of a guarantee of performance by the Borrower of its financial obligations under the Finance Contract and the delivery of a favourable legal opinion thereon.

—	By two resolutions dated 22 nd March and 24 th July 2000, the Board of Directors of the Guarantor has authorised the granting of the Guarantee and Mr Renato IUCOPILLA and Ms Maria Lúcia MOTTA DE AQUINO have been authorised to execute this Guarantee (evidence of such authorisation is attached as Annex I) The Brazilian legal adviser to the Bank will issue a favourable legal opinion regarding the enforceability of this Guarantee against the Guarantor in form and substance acceptable to the Bank.

NOW THEREFORE it is hereby agreed as follows

ARTICLE I
Finance Contract

     The Guarantor acknowledges notice of the provisions of the Finance Contract, a copy of which has been delivered to it Terms defined in the Finance Contract shall have the same meaning when used herein.

ARTICLE 2
Guarantee

2.01      Payment

     In consideration of the Credit established by the Bank under the Finance Contract, the Guarantor hereby guarantees the payment of all Guaranteed

3.

Sums (as defined below). The Guarantor undertakes that, if the Borrower should fail to pay any Guaranteed Sum to the Bank, whether upon the normal due date, upon demand for early repayment or otherwise, the Guarantor shall immediately pay the sum in question to the Bank on demand, in the currency specified in the Finance Contract and to the account or accounts specified in the demand.

For the purposes of this Guarantee, a “Guaranteed Sum” means any sum of principal, interest, commission, liquidated damages, charge or expense or any other sum which is expressed to be payable from time to time by the Borrower to the Bank under or pursuant to the Finance Contract and any other sum due from time to time by the Borrower in connection with any advance or credit extended under the Finance Contract.

The Guarantor further agrees and undertakes to pay interest to the Bank at the rate and on the terms specified in the Finance Contract for payment of overdue sums on any sum demanded under this Guarantee from the date of receipt of the Bank’s demand until the date of receipt of such sum by the Bank.

2.02	Nature of Guarantor’s Liability

The obligations of the Guarantor hereunder are those of a primary obligor and not merely those of a surety. They shall not be impaired or discharged by reason of:

	(a)	illegality, invalidity or unenforceability in or of the terms of the Finance Contract;

	(b)	disability, incapacity or change in status or constitution of the Borrower, the Bank or any other party;

	(c)	liquidation or insolvency of the Borrower or any other relevant party;

	(d)	time or other indulgence granted by the Bank or any arrangement entered into or composition accepted by the Bank, varying the rights of the Bank under the Finance Contract;

	(e)	forbearance or delay on the part of the Bank in asserting any of its rights against the Borrower under the Finance Contract;

	(f)	any other security or guarantee which the Bank now has or may hereafter acquire with respect to the Borrower’s obligations under the Finance Contract; or

4.

(g)	any circumstance, other than actual payment of a Guaranteed Sum, which might otherwise discharge or diminish the obligations of the Guarantor.

2.03	Indemnity

As a continuing obligation additional to and separate from those set out in Articles 2.01 and 2.02, and without prejudice to the validity or enforceability of those obligations, the Guarantor unconditionally and irrevocably undertakes that if any Guaranteed Sum should not be recoverable by the Bank from the Guarantor under Article 2.01 for whatsoever reason, and whether or not the reason was known to the Bank, the Guarantor shall, upon first written demand by the Bank, and as if it were a sole and independent obligor, compensate the Bank by way of a full indemnity for all loss resulting from the failure of the Borrower to make payment of any Guaranteed Sum in the amount and currency provided for by or pursuant to the Finance Contract, whether upon the normal due date, upon demand for early repayment or otherwise, as the case may be.

2.04	Continuing Security

This Guarantee is a continuing security and shall endure until all Guaranteed Sums have been fully and unconditionally paid or discharged. No payment or discharge which may be avoided under any enactment relating to insolvency, no payment or discharge made or given which is subsequently avoided and no release, cancellation or discharge of this Guarantee given or made on the faith of any such payment shall constitute discharge of the Guarantor under this Guarantee or prejudice or affect the Bank’s right to recover from the Guarantor to the full extent of this Guarantee. The originals of this Guarantee which are in the possession of the Bank shall remain the property of the Bank after any release, cancellation or discharge of this Guarantee.

2.05	Application of Payments

Any money duly received by the Bank pursuant to this Guarantee may be placed by the Bank to the credit of a suspense account with a view to preserving the right of the Bank to prove for the whole of the claims against the Borrower or may be applied by the Bank in or towards satisfaction of such of the Guaranteed Sums as the Bank in its absolute discretion may from time to time determine.

5.

2.06	Covenants of Guarantor

The Guarantor agrees that until all the Guaranteed Sums have been fully paid or discharged:

	(a)	it shall not seek to enforce any obligation owed to the Guarantor by the Borrower which arises by virtue of the discharge by the Guarantor of its obligations hereunder;

	(b)	except as required by mandatory provision of law it shall pay to the Bank all dividends in liquidation or otherwise received by it from or for the account of the Borrower in respect of any obligation referred to in indent (a) above; the Bank shall apply such sums to reduce the outstanding Guaranteed Sums in such sequence as it may decide;

	(c)	it shall not exercise any right of subrogation to the rights of the Bank under the Finance Contract or any security granted in connection therewith; and

	(d)	it shall not exercise (and hereby waives) any rights of contribution which it may have against any other guarantor of the Guaranteed Sums.

2.07	Acknowledgement

The Guarantor acknowledges: (i) that it has entered into this Guarantee on the basis of its own assessment of the Borrower and of any security provided, and (ii) that it has not been induced to enter into this Guarantee by any representation made by the Bank The Bank shall not be obliged to report to the Guarantor on the financial position of the Borrower or of any other guarantor or on any security provided or on any other matter. The Bank shall have no liability for granting or disbursing the Loan, for cancelling or not cancelling the Credit or for demanding or not demanding prepayment under the Finance Contract

     ARTICLE 3
Enforcement of Guarantee

3.01      Certificate Conclusive

A certificate of the Bank as to any default by the Borrower in the payment of any Guaranteed Sum shall, in the absence of manifest error, be conclusive against the Guarantor.

6.

3.02	Guarantor’s Obligations Unconditional

The Guarantor undertakes to pay all sums due hereunder in full, free of set-off or counterclaim This Guarantee may be enforced by the Bank upon provision of a statement of the reason for the demand. The Bank shall not be obliged to take any action against the Borrower, to have recourse to any other guarantee or enforce any other security as a condition precedent to the enforcement by the Bank of this Guarantee.

3.03	Guarantor’s Option

The Guarantor may, at any date which is a Payment Date and with a prior notice of thirty (30) days, pay to the Bank all (but not less than all) outstanding Guaranteed Sums, in settlement of its obligations hereunder and of the Borrower’s obligations under the Finance Contract. If the Guarantor makes such payment, the Bank shall, upon the request and at the expense of that Guarantor, assign to the Guarantor the Bank’s rights under the Finance Contract and under any security therefor.

ARTICLE 4
Information and other Undertakings

4.01	Accounts

The Guarantor shall deliver to the Bank each year:

(a) within ten (10) days of delivery to its shareholders, a copy of its annual report and audited financial statements together with all other such information as the Bank may reasonably require as to the Guarantor’s financial situation and shall inform the Bank without delay of any material change in its By-laws; and

(b) within two (2) months after the end of each financial year, a certificate of the Guarantor of compliance with the financial ratios specified in Article 4.03, based on unaudited accounts for such period, and a certificate of the auditors of the Guarantor confirming such certificate (or stating that confirmation is not possible) as soon as possible after publication of audited accounts for such period.

4.02	Change in Constitution; Change of Control

So long as the Loan is outstanding, the Guarantor shall immediately inform the Bank of:

7.

(a)	any material alteration to its documents of incorporation and of any modification of any legislation which would adversely affect in any material respect its activities and of any proposal or decision known to it which envisages the introduction of such alteration or modification;

(b)	its knowledge, belief or, as the case may be, reasonable cause for belief that a single natural or legal person or a group of such persons acting in concert, has acquired (or will acquire shortly) such number of its voting shares, and/or of those of any other legal person, as is necessary to control it by the direct and/or indirect exercise of voting rights, such information to be communicated as soon as the Guarantor has reasonable cause for such belief; and

(c)	any fact which obliges it, and any demand made to it, to prepay or discharge ahead of maturity, by reason of default, any loan or obligation exceeding USD 100 000 and arising out of any financial transaction.

4.03	Financial Ratios

A. So long as the Loan is outstanding (i) the Debt Service Cover Ratio (as defined below) of the Guarantor for the 12-month period ending on 31st December in each year shall not be less than 2:1 and (ii) the Debt/Equity Ratio (as defined below) of the Guarantor shall not exceed 2:1.

The following definitions apply in this Article, which is to be interpreted in accordance with accounting principles generally accepted in Brazil:

(a)	“Debt Service Cover Ratio” means at any time and in respect of the Guarantor, the ratio of (i) the EBITDA (as defined below) during that period to (ii) the Net Interest Expense (as defined below) during that period.

(b)	“Net Interest Expense” means, for any period, the sum, for the Guarantor, and its consolidated subsidiaries on a consolidated basis, of all interest incurred in respect of Indebtedness, including any cost pursuant any hedging agreement, minus interest income, included interest income from hedging agreements.

(c)	“EBITDA” means, in respect of any 12-month period, the consolidated net income of the Guarantor and its subsidiaries for such period before taking account of:

8.

     (i)      any provision on account of taxation and social contribution for that period;

     (ii)      any interest incurred in respect of Indebtedness (as defined below);

     (iii)      any cost incurred pursuant to any hedging agreement;

     (iv)      any amount attributable to amortisation of intangible assets or depreciation on fixed assets for that period;

     (v)      items treated as exceptional income/charges, which in any case will include monetary variation;

     (vi)     dividends;

     (vii)     provision for employees’ profit participation;

     (viii)     provision for contingencies; and

     (ix)     other non cash items reducing net income.

(d)	“Indebtedness” means, at any time, the aggregate (as of the time of calculation) of:

	(i)	outstanding short term indebtedness (including bank loans and overdrafts and any debenture, bond or note);

	(ii)	any credit to the Guarantor from a supplier of goods or services or pursuant to any installment purchase or other similar arrangement in respect of goods or services (except trade accounts payable in the ordinary course of business);

	(iii)	outstanding medium and long-term indebtedness including bank loans and overdrafts and any debenture, bond or note;

	(iv)	amounts raised pursuant to any other transaction having the commercial effect of the borrowing or raising of money; and

	(v)	any guarantee, indemnity or similar assurance against financial loss of any person.

(e)	“Debt/Equity Ratio” means, at any time and in respect of the Guarantor, the ratio of:

9.
(i)	all Indebtedness, to

(ii)	total Equity (as defined below),

       in each case for the preceding year.

(f)	“Equity” means, at any time and in respect of the Guarantor, the aggregate (as of the time of calculation) of:

	(i)	the amount paid up or credited as paid up on the issued share capital,

	(ii)	reserves, and

	(iii)	accumulated earnings,

based on the end-of-year balance sheet.

B.      If the Guarantor has undertaken, or undertakes in the future, for the benefit of other creditors of the Guarantor, to maintain a financial ratio based on items of the balance sheet or the income statement of the Guarantor or its consolidated group or any other ratio or measure targeted to appraise the Guarantor’s structure, financial condition, solvency, or performance, the Guarantor undertakes to inform the Bank thereof and, for the benefit of the Bank, to maintain such ratios or measures, unless such creditors have amended, waived or otherwise modified such ratios or measures. Upon the Bank’s written request, the Guarantor shall submit to the Bank the definitions and calculation methods of such ratios as well as information on the rights of the relevant creditor(s) upon the non-compliance of the Guarantor with any undertakings to maintain such ratios. The Guarantor agrees that the Bank shall automatically have the same rights with the same terms and conditions as the mentioned creditors without a need to formally amend the terms and conditions of this Guarantee. Notwithstanding the foregoing, if the Bank considers it appropriate, the Guarantor undertakes to agree to any contractual amendment for the incorporation of such terms and conditions into this Guarantee.

4.04      Performance in Jeopardy

Generally, the Guarantor shall inform the Bank forthwith of any fact or event which could reasonably be expected to jeopardise the performance of any obligation of the Guarantor under this Guarantee.

ARTICLE 5
Amendment to the Finance Contract

10.

In addition to any variations provided for in the Finance Contract, the Bank may agree to any amendment or variation thereto, if:

(a)	the amendment or variation does not increase the amounts payable by the Guarantor under this Guarantee or change the conditions under which such amounts are payable; or

(b)	the amendment or variation consists in the extension of time for payment of a Guaranteed Sum of up to three (3) months; or

(c)	the Guarantor has given its prior written consent to the amendment or variation, provided that such consent may not unreasonably be refused or delayed.

     ARTICLE 6
Other Guarantees

This Guarantee is independent of any guarantees now or hereafter given to the Bank by other guarantors or by the European Community (the “EC”). The Guarantor hereby waives any right to contribution or indemnity from the EC. If payment Is made to the Bank by the EC on account of any Guaranteed Sum, the EC shall be subrogated to the rights of the Bank under this Guarantee and the EC may recover from the Guarantor any amount outstanding under this Guarantee.

     ARTICLE 7
Taxes, Charges and Expenses

The Guarantor shall bear its own costs of execution and implementation of this Guarantee and, without prejudice to the terms of Article 2, shall indemnify the Bank against all:

(a)	taxes and fiscal charges, legal costs and other expenses incurred by the Bank in the execution or implementation of this Guarantee; and

(b)	losses, charges and expenses to which the Bank may be subject or which it may properly incur under or in connection with the recovery from any person of sums expressed due under or pursuant to the Finance Contract.

Furthermore, the Guarantor shall make payments hereunder without withholding or deduction on account of tax or fiscal charges.

     ARTICLE 8
Law and Jurisdiction

11.
8.01	Law

This Guarantee shall be governed by, and construed in all respects in accordance with, English law.

8.02	Jurisdiction

The parties hereto submit to the jurisdiction of the High Court of Justice in England (the “Court”) and all disputes concerning this Guarantee shall be submitted to the Court. A decision of the Court given pursuant to this Article 8.02 shall be conclusive and binding on the parties without restriction or reservation.

8.03	The Guarantor’s Agent for Service

The Guarantor appoints Law Debenture Corporate Services Ltd., whose current address is at Princes House, 95 Gresham Street, London EC2V 7LY, to be its agent for the purpose of accepting service on its behalf of any writ, notice, order, judgement or other legal process.

8.04	Waiver of immunity

To the fullest extent permitted by law, the Guarantor hereby irrevocably agrees that no immunity (to the extent that it may at any time exist) from any proceedings, from attachment (whether in aid of execution, before judgement or otherwise) of its assets or from execution of judgement shall be claimed by it or on its behalf or with respect to its assets, any such immunity being irrevocably waived.

The Guarantor hereby irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under this Guarantee, and consents to such proceedings, attachment or execution.

8.05	Invalidity

If any provision hereof is invalid, such invalidity shall not prejudice any other provision hereof.

8.06	Assignment

The Guarantor shall not assign all or any part of the benefit of its rights or obligations under this Guarantee without the prior consent of the Bank.

12.
8.07	Evidence of Sums due

In any legal action arising out of this Guarantee the certificate of the Bank as to any amount due to the Bank under this Guarantee shall be prima facie evidence of such amount, in the absence of manifest error.

8.08	Third Party Rights

Save for the purposes of Article 2.06 (d) which may be enforced by any other guarantor of the Guaranteed Sums, a person who is not a party to this Guarantee has no rights under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Guarantee.

ARTICLE 9
Final Clauses

9.01      Notices

Notices and other communications given hereunder by one party to this Guarantee to the other shall be sent to its address set out below, or to such other address as it shall have previously notified to the former in writing as its new address for such purpose:

- for the Bank:	100, boulevard Konrad Adenauer
L-2950 Luxembourg
Grand Duchy of Luxembourg

- for the Guarantor:	Av. Conde da Boa Vista 800,
2 andar
50060-004 Recife
State of Pernambuco, Brazil

9.02	Form of Notice

Notices and other communications, for which fixed periods are laid down in this Guarantee or which themselves fix periods binding on the addressee, shall be served by hand delivery, registered letter, internationally recognised courier services, telex or any other means of transmission which affords evidence of receipt by the addressee. The date of registration or, as the case may be, the stated date of receipt of transmission shall be conclusive for the determination of a period.

9.03	Recitals, Schedules and Annexes

The Recitals form part of this Guarantee.

13.

     The following Annex is attached hereto:

Annex I	Authority of Signatories

IN WITNESS WHEREOF the parties hereto have caused this Guarantee to be executed in four (4) originals in the English language, having caused each page to be initialled by Mr Jean-Luc REVÉREAULT, Legal Counsel, on behalf of the Bank and Ms Lara RIBEIRO PIAU, Law Manager, on behalf of the Guarantor.

Signed for and on behalf of	Signed for and on behalf of
EUROPEAN INVESTMENT	TELPE NORDESTE CELULAR
BANK	PARTICIPACOES

K. J. ANDREOPOULOS	C. CORTESE	R. IUCOPILLA	M. L. MOTTA DE AQUINO

     this 22nd day of September 2000, at Luxembourg

The undersigned Paul FRIEDERS, notary residing in Luxembourg, hereby certifies that this document was signed in his presence by Mr. K. J. ANDREOPOULOS and Mr. C. CORTESE for and on behalf of EUROPEAN INVESTMENT BANK and by Mr. R. IUCOPILLA and Ms M. L. MOTTA DE AQUINO on behalf of TELPE NORDESTE CELULAR PARTICIPACOES.

     Luxembourg, 22nd September 2000

Matthias ZÖLLNER	Philippe SZYMCZAK
Witness	Witness

A N N E X I.

TELE NORDESTE CELULAR PARTICIPAÇÕES S/A

Ata da Reunião Extraordinária do Conselho de Administração

Aos 22 (vinte e dois) dias do mês de março de 2000, reuniram-se, ordinariamente, os membros do Conselho de Administração da TELE NORDESTE CELULAR PARTICIPAÇÕES S/A, em Curitiba, Paraná, à rua Visconde de Nacar, nº 1424, às 17h30min, sob a presidência do Sr. Carmelo Furci, com a presença do Conselheiro Elis Bontempelli. Eleita a Srta Lara Cristina Ribeiro Piau, como Secretária Geral do Conselho, o Presidente, constatando o “quorum”, leu a ordem do dia e o Conselho passou a deliberar: 1- Financiamento com Banco Europeu de Investimento – Aval para a Empresa Operadora: Considerando o programa de captação de recursos para investimentos para o ano 2000, a Tele Nordeste e a Telpe Celular, buscando fontes de financiamentos, obtiveram proposta do Banco Europeu de Investimentos no sentido de financiar até 50% do valor dos projectos, assumindo todo o risco político do negócio. O risco comercial será assumido pela Banca Commerciale Italiana e pelo Banque Sudameris. O Montante do empréstimo poderá ser de até US$ 50 milhões, com data de vencimento de 05 a 08 anos, tendo como taxa de remuneração de empréstimo o libor + 0.25% a.a. Este Conselho, pois, aprova e autoriza a Tele Nordeste Celular e/ou a Telpe Celular a fechar o contrato de financiamento e autoriza a Tele Nordeste Celular a conceder aval à operação, se for necessário; 2- Auditoria Externa: Este Conselho toma conhecimento da correspondência encaminhada pela Telecom Italia em 26.01.00, que pretende seja incluída na pauta do Conselho de Adminstração a aprovação de atribuição para a Auditoria Externa de revisão annual (Dezembro/2000) e interina (Junho/2000), com observância aos princípios contábeis adotados pelo grupo Telecom e a elaboração de “reporting package”. Tendo em vista os esclarecimentos apresentados pelo Presidente da Companhia, tem-se como ja prevista e contratada a determinação emanada pela Telecom Italia.3- Consultorias – Projeto “Millenium: Adiada a análise deste assunto para a próxima reunião. Retirado de pauta; 4- Proposta de alteração de Estrutura Interna Organizacional: Fica aprovada a proposta de alteração da Estrutura Interna Organizacional da Companhia, apresentada pelo Sr. Presidente da Companhia, ao tempo em que estate Conselho determina seja encaminhada à apreciação da Assembléia Geral de Acionistas, porquanto implica modificações no Estatuto Social Não obstante, este Conselho requer seja elaborado estudo complementar, sob a ótica do desenvolvimento organizacional; 5- Outros: 5.1 -Acotel: O Presidente da companhia deu conhecimento ao Conselho do contrato firmado entre as Empresas controladas pela Tele Nordeste Celeular e a Acotel Spa, para o fornecimento do serviço de “short message”, o que implicará inovações tecnológicas e aprimoramento nos negócios, no valor de uma única parcela de Euro 77.500 mais parcelas variáveis, segundo o acesso ao serviço e à plataforma; 5.2 “Stock Option”: O presidente da Companhia apresentou proposta, extra-pauta, de implantação do programa de remuneração, variável a longo prazo, visando criar condições para responder aos desafios e mudançãs do atual cenário competitivo, pelo que este Conselho solicita as especificações de valores, critérios e beneficiários para posterior apresentação, bem como sejam analisados os elementos estratégicos do plano efetivado pela Telecom Italia Mobile e seja contratada consultoria para avaliar não somente os aspectos legais, mas, também, os aspectos fiscais, contábeis e os impactos no mercado norte-americano. Nada mais havendo a tratar foi encerrada a reunião, da qual foi lavrada a presente ata que, lida e aprovada, é assinada pelos membros presentes.

Curitiba, 22 de março de 2000

Carmelo Furci Presidente		Elis Bontempelli Conselheiro

Lara Cristina Ribeiro Piau Secretária

TELE NORDESTE CELULAR PARTICIPAÇÕES S/A

ATA DA REUNIÃO ORDINÁRIA DO CONSELHO DE ADMINISTRAÇÃO

Aos 15 (quizne) dias do mês de juhno de 1999, reuniu-se, ordinariamente, o Conselho de Administração da TELE NORDESTE CELULAR PARTICIPAÇÕES S/A, em Guarulhos, São Paulo, no Hotel De Ville, às 09h00min, com a presença de todos os seus membros, sob a presidência do Sr. Carmelo Furci, que discutiu e deliberou a seguinte ordem do dia: 1-Secretário Geral do Conselho : Fica eleita para secretária deste Conselho a Sra Lara Cristina Ribeiro Piau; 2- Eleição dos Diretores da Companhia: O Conselho reelegeu, como Diretor-Presidente, o Sr. Manoel de Deus Alves, brasileiro, casado, economista, portador da carteira de identidade n. 111.523 -SSB/PB, inscrito no CPF sob o n. 003.002 174-04, residente e domiciliado na Cidade de João Pessoa, Paraíba, à rua José Augusto Trindade, n. 376; elegeu, como Diretor Financeiro, o Sr. Mário Roberto Gomes, brasileiro, casado, economista, portador da carteira de identidade orofissional n. 9.565, emitido pelo MTb-CRE, em. 19.07.77, inscrito no CPF sob o n. 269.500.577 -68, residente e domiciliado na Cidade do Recife, Pernambuco, com escritório à Av. Conde da Boa Vista, n. 800, 2º andar, como Diretora de Administração, a Sra.. Maria Lúcia Motta de Aquino, brasileiro, casado, economista, portadora da Carteira de Identidade n. 115.385, SSP/PB, inscrita no CPF sob o n. 086.415.524 -72, domiciliada na Cidade de Jaboatão dos Guararapes, Pernambuco, à Av. Bernardo Vieira de Melo, n. 4585, ap. 701; como Diretor de Operações, o Sr. Pier Carlo Sola, italiano, casado, executivo, portador do RNE n. W448379.8, SPMAS/SR/SP, expedido em 10.01.90, CPF. N. 066.573.358 -57, residente e domiciliado na Cidade do Recife, Pernambuco, à Av. Boa Viagem, n. 1140, ap. 102; como Diretor de Tecnologia, o St. Renato Iucopilla, italiano, casado, engenheiro, portador do passaporte, n. 005295P, residente e domiciliado na Cidade de Jaboatão dos Guararapes, Pernambuco, à Av. Bernardo Vieira de Melo, 1204, ap. 106; como Diretor de Negócios, o Sr. Catello de Iudicibus, italiano, casado, engenheiro, passaporte, n. 312505S, residente na Cídade do Recife, Pernambuco, à Av. Conde da Boa Vista, n. 800, 1o andar; 2.1 - A posse does diretores de tecnologia e de negócios fica condicionada à obtenção de visto permanente; 2.2 - Em atendimento aos termos, do art. 5o da Instrução CVM N. 202 de 06.12.93, e na forma do art. 30 II, do Estatuto Social da Companhia, fica designado o Diretor Financerior, St. Mário Roberto Gomes, acima qualificado, para, cumulativamente, desempenhar as funções de diretor de relações com o mercado. Nada mais havendo a tratar, foi encerrada a reunião, da qual foi lavrada a presente ata que, lida e aprovada, foi assinada pelos membros do Conselho de Administração.

CARMELO FURCI Presidente
ELIS BONTEMPELLI Conselheiro		DOMENICO NO_____ Conselheiro
Lara Cristina Ribeiro Piau Secretária

TELE NORDESTE CELULAR PARTICIPAÇÕES S/A

ATA DA REUNIÃO EXTRAORDINÁRIA DO CONSELHO DE ADMINISTRAÇÃO

Aos 3 (três) dias do mês de julho de 2000, reuniram-se, extraordinariamente, os membros do Conselho de Administração da TELE NORDESTE CELULAR PARTICIPAÇÕES S/A, no Rio de janeiro, à rua Lauro Müller, 116, sala 3501, as 14h00min, sob a preidência do Sr. Carmelo Furci. Presentes o Conselheiro Sergio Bartoletti e a Secretária Geral do Conselho, a Srta. Lara Cristina Ribeiro Piau. Ausência justificada do Conselho Elis Bontempelli. Constatadno o “quorum”, o Presidente do Conselho esclareceu que a reunião dá-se espeiticamente em funçãodo pedido de renúncia apresentada pelo Diretor-Presidente da Companhia, pelo que passa a deliverar: Este Conselho de Administração recebe o pedido de renúncia apresentada pelo Diretor-Presidente da Tele. Nordeste Celular Participações S/A, Sr. Manoel de Deus Alves, e na forma do parágrafo 3º, do art. 31, do Estatuto Social de Companhia elege, como substituto, em complementação de mandato, o Sr. Renato Iucopilla, Italiano, casado, engenheiro, portador do RNE nº V288043-2 SE/DFMA/DPF, inscrito no. CPF sob o nº 270.327.956 – 68, residente e domiciliado na Cidade do Recife, Estado de Pernambuco, com endereçõ profissional na Avndia Conde da Boa Vista, nº 800 1º andar, Recife, PE. O Presidente ora eleito, St. Renato Iucopilla, cumulará a função de Diretor-President com a de Diretor de Tecnologia, para a qual foi eleito na Reunião Ordinária do Conselho de Administração de 15 de junho de 1999. Ato contínuo, este Conselho aprova os termos e as condiç es do acordo a ser firmado entre a Companhia e o Presidente-renunciante. O Presidente do Conselho, entáo, agradece e deseja sucesso, saúe alegrias para o Sr. Manoel de Deus Alves, que sempre será lembrado pelos serviçõs prestados à Companhia; deseja, igulamente, êxistos em seus desempenho futuros. Nada mais havendo a tratar, foi encerrada a reuniäo, da qual foi lavrada a presente ata, que, lida e aprovada, é assinada pelo membros presentes.

Rio de Janeiro, 03 de julho de 2000

Carmelo Furci Conselheiro		Sergio Bartoletti Conselheiro

Lara Cristina Ribeiro Piau Secretária